As filed with the Securities and Exchange Commission on April 21, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nuwellis, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0533453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12988 Valley View Road Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

Nuwellis, Inc. 2017 Equity Incentive Plan Nuwellis, Inc. 2013 Non-Employee Directors’ Equity Incentive Plan Nuwellis, Inc. 2021 Inducement Plan
(Full title of the plan)

Nestor Jaramillo
Chief Executive Officer
Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, MN 55344
(952) 345-4200

(Name, address and telephone number, including area code, of agent for service)
Copy to:
Phillip D. Torrence, Esq.
Honigman LLP
650 Trade Center Way, Ste 200
Kalamazoo, MI 49002
(269) 337-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐
Non-accelerated filer ☒ Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Nuwellis, Inc., a Delaware corporation (the “Registrant”) to register (i) an additional 1,457,853 shares of common stock, par value $0.0001 per share (the “Common Stock”), reserved for grant pursuant to an “evergreen provision” of the Registrant’s 2017 Equity Incentive Plan, as amended, (ii) an additional 259,495 shares of Common Stock reserved for grant pursuant to an “evergreen provision” of the Registrant’s 2013 Non-Employee Directors’ Equity Incentive Plan, and (iii) an additional 35,000 shares of Common Stock reserved for grant pursuant to the Registrant’s 2021 Inducement Plan, as amended.

The contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on May 30, 2013 (File No. 333-188935), March 18, 2014 (File No. 333-194642), March 20, 2015 (File No. 333-202904), March 15, 2016 (File No. 333-210215), June 2, 2017 (File No. 333-218464), March 23, 2018 (File No. 333-223879), August 8, 2019 (File No. 333-233152), May 15, 2020 (File No. 333-238276), March 25, 2021 (File No. 333-254708), and May 24, 2021 (File No. 333-256432)  are incorporated by reference herein (“Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 3, 2022;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2022.

(c)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10 (File No. 001-35312) filed pursuant to Section 12(b) on September 30, 2011 and all amendments thereto.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation, as amended, limits the liability of the Registrant’s directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Second Amended and Restated Bylaws (the “Bylaws”) provide that it will indemnify and advance expenses to its directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. The Bylaws further provide that the Registrant may choose to indemnify its other employees or agents from time to time. Subject to certain exceptions and procedures, the Bylaws also require it to advance to any person who was or is a party, or is threatened to be made a party, to any proceeding by reason of the person’s service as one of the Registrant’s directors or officers all expenses incurred by the person in connection with such proceeding.

The Bylaws and Section 145(g) of the DGCL also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether the Bylaws permit indemnification. The Registrant maintains a directors’ and officers’ liability insurance policy.

The Registrant entered into indemnification agreements with each of its directors and executive officers that provide, in general, that the Registrant will indemnify them to the fullest extent permitted by law in connection with their service to the Registrant or on its behalf and, subject to certain exceptions and procedures, that the Registrant will advance to them all expenses that they incur in connection with any proceeding to which they are, or are threatened to be, a party.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX
The following exhibits are filed as part of this registration statement.

		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewith
4.1	Fourth Amended and Restated Certificate of Incorporation	10	001-35312	February 1, 2012	3.1

4.2	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation	8-K	001-35312	January 13, 2017	3.1

4.3	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation	8-K	001-35312	May 23, 2017	3.1

4.4	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation	8-K	001-35312	October 12, 2017	3.1

4.5	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation	8-K	001-35312	January 2, 2019	3.1

4.6	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation	8-K/A	001-35312	October 16, 2020	3.1

4.7	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation	8-K	001-35312	April 27, 2021	3.1

4.8	Second Amended and Restated Bylaws	8-K	001-35312	April 27, 2021	3.2

4.9	Form of Certificate of Designation of Series A Junior Participating Preferred Stock	8-K	001-35312	June 14, 2013	3.1

4.10	Form of Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock	S-1/A	333-221010	November 17, 2017	3.7

4.11	Registration Rights Agreement between Sunshine Heart, Inc. and Gambro UF Solutions, Inc. dated August 5, 2016	8-K	001-35312	August 8, 2016	4.1

4.12	2013 Non-Employee Directors’ Equity Incentive Plan†	14A	001-35312	April 5, 2013	App. A

4.22	2017 Equity Incentive Plan†	8-K	001-35312	May 30, 2017	10.1

4.23	First Amendment to the CHF Solutions, Inc. 2017 Equity Incentive Plan†	14A	001-35312	September 11, 2020	App. A

4.24	Nuwellis, Inc. 2021 Inducement Plan†	8-K	001-35312	May 20, 2021	10.1

4.25	First Amendment to the Nuwellis, Inc. 2021 Inducement Plan†	8-K	001-35312	April 21, 2022	10.1

5.1	Opinion of Honigman LLP					X

23.1	Consent of Baker Tilly US, LLP					X

23.2	Consent of Honigman LLP					Included in Exhibit 5.1

24	Power of Attorney (included on signature page)					X

107	Filing Fee Table					X

†	Indicates management compensatory plan, contract or arrangement.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, April 21, 2022.

NUWELLIS, INC.

By:	/s/ Nestor Jaramillo
Name:	Nestor Jaramillo
Title:	President and Chief Executive Officer

We, the undersigned officers and directors of Nuwellis, Inc., hereby constitute Nestor Jaramillo, as the true and lawful attorney with full power to sign for us and in our names, in the capacities indicated below the Registration Statement filed herewith and any amendments to said Registration Statement (including post-effective amendments thereto), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Nuwellis, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Nestor Jaramillo	President, CEO, and Director	April 21, 2022
Nestor Jaramillo	(principal executive officer)

/s/ George Montague	Chief Financial Officer	April 21, 2022
George Montague	(principal financial officer)

/s/ John L. Erb	Chairman of the Board and Director	April 21, 2022
John L. Erb

/s/ Steve Brandt	Director	April 21, 2022
Steve Brandt

/s/ Maria Rosa Costanzo, MD	Director	April 21, 2022
Maria Rosa Costanzo, MD

/s/ Jon W. Salveson	Director	April 21, 2022
Jon W. Salveson

/s/ Gregory D. Waller	Director	April 21, 2022
Gregory D. Waller

/s/ Warren S. Watson	Director	April 21, 2022
Warren S. Watson